Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 27, 2023, except for Note 1C, as to which the date is February 2, 2024, with respect to the consolidated financial statements of Save Foods Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International
Tel Aviv, Israel
February 2, 2024